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                                                               EXHIBIT 1-A(5)(c)


              TERM INSURANCE RIDER ON THE ADDITIONAL INSURED PERSON

         In this rider, "we," our" and "us" mean The American Franklin Life Insurance Company. "You" and "your" mean the owner of the policy at the time an owner's right is exercised.

         THIS RIDER'S BENEFIT AND ITS COST. We will pay to the Beneficiary the amount of term insurance in effect under this rider at the additional insured person's death, when we receive proof that the additional insured person died before this rider's Expiry Date. The Expiry Date is the policy anniversary nearest the additional insured person's 70th birthday.

         The Policy Information section of the policy or the rider that adds this benefit shows the name of the additional insured person and the amount of term insurance on the additional insured person. You may ask us to change the amount of term insurance on the additional insured person subject to our rules then in effect. We will send you a written notice showing each change. The notice is to be attached to and made part of this rider and the policy The information in it will supersede the corresponding information in the Policy Information section of the policy or the rider that adds this benefit. We may require you to return the policy and this rider to us to make a change.

         While this rider is in effect. its cost will be a part of the monthly deduction from the Policy Account. The monthly cost of this benefit for each $1,000 of term insurance in effect order this rider will be determined by. us from time to time. The cost is based on the additional insured person's sex attained age and rating class. It will never be more than the cost shown in the table of Guaranteed Maximum Costs For Term Insurance On The Additional Insured Person on Page 4-Continued of the policy. Any change in the cost of insurance rates we use for this benefit will apply to all individuals of the same class as the additional insured person. If the additional insured person dies during the grace period, we will deduct from the benefits of this rider any overdue monthly deductions for it.

         THE BENEFICIARY FOR THIS BENEFIT. The term "Beneficiary" in this rider means only the Beneficiary for the benefit payable at the additional insured person's death. The term "beneficiary" in other provisions of the policy means only the beneficiary for the benefits payable at the insured person's death.

         You will be the Beneficiary for the benefit payable at the additional insured person s death. unless another Beneficiary for it has been named in the application or by any later change and is living at the additional insured persons death.

         While the additional insured person is living, you may change the Beneficiary by written notice in a form satisfactory to us. The change will take effect on the date you sign the notice, except that it will not apply to any payment we make or other action we take before we receive the notice.



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         If two or more persons are named Beneficiary, those surviving the additional insured person will share equally unless otherwise stated.

         HOW YOU MAY EXCHANGE THIS RIDER FOR A NEW POLICY. While this rider is in effect you may exchange it for a new policy on the life of the additional insured person. You may do this at the beginning of any policy month that is on or before the policy anniversary nearest the additional insured person's 62nd birthday. We will not ask for evidence of insurability, except as stated below for additional benefit riders.

         The new policy will have an insurance amount equal to the amount of term insurance in effect on this rider on the date of exchange. Or, you may choose a lower amount allowed by your rules then in effect.

         The Register Date of the new policy will be the date of exchange. Premiums for the new Policy will be based on our rates in effect on that date. They will be for the additional insured person's then attained insurance age and for the same class of risk as for this rider. You may choose that the new policy be on any level premium plan of insurance for which it qualifies under our rules then in effect as to plan, amount, age and class or risk.

         You may ask that additional benefit riders be included in the new policy. The issue of any rider will require our consent and evidence of the additional insured person's insurability satisfactory to us.

         The first premium for the new policy must be received by us on or within 31 days before the date of exchange. We will tell you the amount of the first premium for the new policy on request.

         WHEN THIS RIDER WILL TERMINATE.  This rider will not be in effect:

         1.       On and after its Expiry Date;

         2. After the end of the grace period, if we have not received an amount sufficient to cover at least 3 monthly deductions;

         3.       If this rider is exchanged for a new policy; or

         4. If the insurance under the policy terminates. (However, if this is because the insured person died, the terms of the Survivor's Insurance Option and Temporary Insurance Benefit shall apply.)

         You may terminate this rider at the beginning of any policy month by asking for this in advance in writing.

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         HOW YOU MAY REINSTATE THIS RIDER. If you reinstate the policy, you may reinstate it with this rider in accordance with the section of the policy entitled "Reinstatement." You must also provide evidence of the additional insured person's insurability satisfactory to us.

         WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the additional insured person's age or sex has been misstated on any application, we will adjust any benefits of this rider to reflect the correct age and sex.

         SUICIDE EXCLUSION. If the additional insured person commits suicide, while sane or insane. within two years after the later of: (a) the Date of Issue of the policy; or (b) the date as of which this rider becomes effective if added after issue of the policy, our liability under this rider will be limited to the payment of a single sum equal to the monthly deductions made for it.

         If the insured person commits suicide while this rider is in effect, the Survivor's Insurance Option and Temporary Insurance Benefit will apply.

         WHEN THIS RIDER IS INCONTESTABLE. We have the right to contest the validity of this rider based on material misstatements made in the application for it. However, this rider will become incontestable after it has been in effect during the lifetime of the additional insured person for two years from the later of: (a) the Date of Issue of the policy; or (b) the date as of which this rider becomes effective if added after issue of the policy. All statements made in such application are representations and not warranties.

         HOW THIS RIDER RELATES TO THE POLICY. This rider is a part of the policy. Its benefit is subject to all the terms of this rider and the policy.

         This rider has no cash or loan value. It does not affect any reserve referred to in the policy.

         You may choose while the additional insured person is living that any amount to be paid under this rider be applied to the benefit of the Beneficiary under the payment options described in the section of the policy entitled "How Benefits Are Paid." If you have not done this, the Beneficiary will have this right when the additional insured person dies. If you change the Beneficiary, any previous choice of payment options under this rider is cancelled. You may choose a payment option for the new Beneficiary in accordance with such section of the policy.


           SURVIVOR'S INSURANCE OPTION AND TEMPORARY INSURANCE BENEFIT

         If the insured person dies while this rider is in effect, the following option and benefit are applicable subject to the Suicide Exclusion of this rider.

         THE SURVIVOR'S INSURANCE OPTION. If the insured person dies before the policy anniversary nearest the additional insured person's 62nd birthday, this rider may be exchanged for a new policy on the life of the additional insured person in accordance with the exchange



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provision of this rider. The exchange must be made within 90 days after the insured person's death. This may be done by you or, if you are not living, by the additional insured person. The new policy will take effect and have a Register Date on the 90th day after the insured person's death. All other terms and conditions of the exchange provision shall apply.

         THE SURVIVOR'S TEMPORARY INSURANCE BENEFIT. If the additional insured person dies before the 90th day after the insured person's death, we will pay to the Beneficiary the amount of term insurance in effect under this rider on the additional insured person at the insured person's death. The payment will be made subject to the terms of this rider, including our receiving proof that the additional insured person died before that 90th day. We will pay any benefit for which there is no stated Beneficiary living at the death of the additional insured person to the children of the additional insured person who then survive, in equal shares. If none survive, we will pay the estate of the additional insured person.

                  THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY


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  Stephen P. Horvat, Jr., Secretary                   John C. Watson, President


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Form T0113